For release Monday, August 2, 1999            For further information contact:
                                              Lawrence P. Tombari, VP/CFO or
                                              Robert Walsh, Director of Corp. PR
                                              (800) 634-6580 or (702) 477-3000


    LADY LUCK AND SODAK ANNOUNCE DEFINITIVE AGREEMENT FOR PURCHASE OF MISS
                           MARQUETTE RIVERBOAT CASINO
        LADY LUCK FURTHER DIVERSIFIES REVENUE SOURCES WITH ACQUISITION

(Las Vegas, NV; August 2, 1999) Lady Luck Gaming Corporation (Nasdaq-NMS- LUCK) and Sodak Gaming, Inc. (Nasdaq-NMS-SODK) today announced that they have signed a definitive agreement for Lady Luck to purchase the Miss Marquette riverboat casino and associated real property and assets from Sodak. The agreement includes a purchase price of $41.67 million and the assumption of certain liabilities. Company officials say they expect closing of the sale prior to October 31, 1999. Completion of the sale is conditioned upon regulatory approvals, financing, satisfaction of the other conditions to the previously announced merger between Sodak and International Game Technology, and other customary conditions.

      In 1998 the Miss Marquette generated net revenues of $35.9 million and EBITDA of $8.7 million. The riverboat gaming and entertainment complex includes a 914-position riverboat casino, including 698 slot machines, with approximately 18,747 square feet of gaming space; 590-space parking lot; land-based restaurant/buffet; live entertainment showroom; 24-room hotel; full service marina with 32 slip spaces; and off-site facilities including administrative office space and laundry facilities.

      "The acquisition of the Miss Marquette will further diversify the company's revenue sources," said Lady Luck president and chief operating officer Alain Uboldi. "This move fits our strategy of diversifying our revenue sources through the acquisition and development of facilities and projects of a manageable size and scope. Our presence in Bettendorf, Iowa to the south of Marquette gives us a familiarity with the Miss Marquette market. We have been impressed by the market and by the management of the facility."

      The Miss Marquette is located in Marquette, Iowa on the Mississippi River, approximately 60 miles south of LaCrosse, Wisconsin and 70 miles north of Dubuque, Iowa. It is the northernmost riverboat on the Mississippi River.

      The   divestiture  by  Sodak  of  the  Miss  Marquette  will  satisfy  the divestiture condition to the previously announced merger between IGT and Sodak.

      To  the  extent   that  the  content  of  this  press   release   includes
forward-looking statements, they involve risks and uncertainties such as regulatory approval; the ability of

                                     (more)

Lady Luck to obtain financing at favorable terms; satisfaction of the conditions of the merger between Sodak and IGT; other customary conditions; and other risks which are described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities and Litigation Reform Act of 1995, and as such, speak only as of the date made.
#